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[DECHERT LLP LETTERHEAD]

August 12, 2005

ING Partners, Inc.
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258-2034

Re:   ING Partners, Inc.
      Securities Act Registration No. 333-32575
      Investment Company Act File No. 811-8319

Ladies and Gentlemen:

We have acted as counsel to ING Partners, Inc. (the "Fund"), a Maryland corporation and its series, the ING Solution Income Portfolio, the ING Solution 2015 Portfolio, the ING Solution 2025 Portfolio, the ING Solution 2035 Portfolio, and the ING Solution 2045 Portfolio (the "Portfolios"), in connection with the above-reference registration statement (the "Registration Statement") and have a general familiarity with the Fund's business operations, practices and procedures. You have asked for our opinion regarding the issuance of shares of beneficial interest by the Fund in connection with the registration of Class T shares on behalf of the Portfolios.

We have examined originals and certified copies, or copies otherwise identified to our satisfaction as being true copies, of various corporate records of the Fund and such other instruments, documents and records as we have deemed necessary in order to render this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

On the basis of the foregoing, it is our opinion that the Class T shares of beneficial interest of the Portfolios, registered under the Securities Act of 1933, as amended ("1933 Act") in the Registration Statement, when issued in accordance with the terms described in the Registration Statement as filed on or about August 12, 2005, will be duly and validly issued, fully paid and non-assessable by the Fund.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Counsel." In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act, and the rules and regulations thereunder.

Sincerely,

/s/ Dechert LLP